Exhibit 99.1

Annovis Bio Reports Third Quarter Financial Results and Provides Business Update

MALVERN, Pa., Nov. 11, 2024 (GLOBE NEWSWIRE) – via IBN – Annovis Bio, Inc. (NYSE: ANVS) ("Annovis" or the "Company"), a clinical-stage drug platform company developing novel therapies for neurodegenerative diseases, such as Alzheimer's disease (AD) and Parkinson's disease (PD), today announced financial results for the third quarter ended September 30, 2024, and provided a business update.

"The third quarter was marked by important milestones outlining the next steps for buntanetap," said Maria Maccecchini, Ph.D., Founder, President, and CEO of Annovis. "The FDA gave us the green light to initiate confirmatory Phase 3 studies for early AD, and our team has been working hard to begin them in the coming year. We also strengthened our intellectual property portfolio by filing unique patents protecting new combinations of buntanetap with other medications for improving cognition."

Clinical Updates

•	On October 10, 2024, Annovis conducted a successful End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA), to discuss the data from its Phase 2/3 AD study and the next steps for buntanetap.

•	During the meeting, the FDA granted clearance to proceed with pivotal Phase 3 studies: a 6-month study aimed at confirming buntanetap’s symptomatic effects and an 18-month study designed to demonstrate potential disease-modifying effects.

•	The FDA raised no concerns about the Company’s data on buntanetap’s safety, including liver enzymes, drug interactions, dose selection, pharmacokinetics, population pharmacokinetics, and confirmed that development can proceed using the new crystal form of buntanetap.

•	The 6-month symptomatic study is expected to begin in Q1 2025.

Cash Runway and Third Quarter 2024 Financial Results

•	As of November 8, 2024, Annovis had cash and cash equivalents of $13.6 million. The company has an adequate runway for all Phase 3 preparatory studies and for entering the pivotal Phase 3 AD study in Q1 2025.

•	During the third quarter, Annovis received $4.4 million in net cash from its April 2024 ELOC facility. As of November 8, 2024, a total of $12.7 million in net cash has been raised with the ELOC year to date. Recent ELOC proceeds will ensure that Annovis has sufficient liquidity to enter the Phase 3 AD study.

•	Annovis received $7.1 million in net cash from the exercises of Canaccord Warrants during the third quarter, in July.

•	Total operating expenses for the three months ending September 30, 2024, were $4.4 million, which included research and development expenses of $2.7 million and general and administrative expenses of $1.7 million. This compares to total operating expenses for the three months ending September 30, 2023, of $14.9 million, which included research and development expenses of $13.9 million and general and administrative expenses of $1.0 million.

•	Annovis reported a $0.97 basic and diluted net loss per common share for the three months ending September 30, 2024. This compares to a $1.63 basic and diluted net loss per common share for the three months ending September 30, 2023.

Conferences

•	The Company presented two scientific posters at the 17th Clinical Trials on Alzheimer’s Disease (CTAD) conference, held October 29-November 1 in Madrid, Spain. The posters were focused on buntanetap’s efficacy data in early AD patients from Phase 2/3 study and the biomarker data.

Patents

•	On September 30, 2024, Annovis announced the filing of three new patents for innovative combination therapies involving its lead compound, buntanetap. These patents cover combinations of buntanetap with Trulicity (dulaglutide), Viagra (sildenafil), or a combination of all three, creating a multifaceted approach to treating neurodegenerative diseases.

Team Expansion

•	The Company announced the addition of Matthew Peterson, Ph.D., as Senior Clinical Scientist. Dr. Peterson will be responsible for quality and rigor in the upcoming clinical trials for AD and PD, ensuring their successful completion.

About Annovis Bio, Inc. Headquartered in Malvern, Pennsylvania, Annovis Bio is dedicated to addressing neurodegeneration in diseases such as AD and PD. The Company’s innovative approach targets multiple neurotoxic proteins, aiming to restore brain function and improve the quality of life for patients. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Investor Alerts Interested investors and shareholders are encouraged to sign up for press releases and industry updates by registering for Email Alerts at https://www.annovisbio.com/email-alerts.

Forward-Looking Statements This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, the Company's plans related to clinical trials. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, those related to patient enrollment, the effectiveness of Buntanetap, and the timing, effectiveness, and anticipated results of the Company's clinical trials evaluating the efficacy, safety, and tolerability of Buntanetap. Additional risk factors are detailed in the Company's periodic filings with the SEC, including those listed in the "Risk Factors" section of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are based on information available to the Company as of the date of this release. The Company expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts
Annovis Bio, Inc.
101 Lindenwood Drive
Suite 225
Malvern, PA 19355
www.annovisbio.com

Investor Contact
Scott McGowan
InvestorBrandNetwork (IBN)
Phone: 310.299.1717
IR@annovisbio.com
Investor Website